As filed with the United States Securities and Exchange Commission on December 6, 2023.
Registration No. 333-256417
Registration No. 333-237151
Registration No. 333-237150

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256417

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237151

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237150

UNDER THE SECURITIES ACT OF 1933
_______________________________________________________________________

Partners Bancorp
(Exact Name of Registrant as Specified in its Charter)
Maryland	52-1559535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2245 Northwood Drive Salisbury, Maryland 21801
(Address of principal executive offices)
_______________________________________________________________________

Partners Bancorp 2021 Incentive Stock Plan
Virginia Partners Bank 2008 Incentive Stock Option Plan
Virginia Partners Bank 2015 Incentive Stock Option Plan
Liberty Bell Bank 2004 Incentive Stock Option Plan
Liberty Bell Bank 2004 Non-Qualified Stock Option Plan

(Full title of the plans)

_______________________________________________________________________

Andrew Samuel
Chief Executive Officer
LINKBANCORP, Inc.
1250 Camp Hill Bypass
Suite 202
Camp Hill, PA 17011
(855) 569-2265

(Name, address, including zip code, and telephone number, including area code, of Agent For Service)
__________________________________________________________________________
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	⌧	Smaller reporting company	⌧
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed by Partners Bancorp (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-256417), filed with the SEC on May 24, 2021, pertaining to the registration of 1,250,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), under the Partners Bancorp 2021 Incentive Stock Plan and an indeterminate amount of interests to be offered or sold pursuant such plan.

•
Registration Statement on Form S-8 (No. 333-237151), filed with the SEC on March 13, 2020, pertaining to the registration of 233,104 shares of the Registrant’s Common Stock under the Virginia Partners Bank 2008 Incentive Stock Option Plan and the Virginia Partners Bank 2015 Incentive Stock Option Plan.

•
Registration Statement on Form S-8 (No. 333-237150), filed with the SEC on March 13, 2020, pertaining to the registration of 8,709 shares of the Registrant’s Common Stock under the Liberty Bell Bank 2004 Incentive Stock Option Plan and the Liberty Bell Bank 2004 Non-Qualified Stock Option Plan.

The Registrant was initially formed as Delmar Bancorp on January 6, 1988. In March 2018, the Registrant completed its acquisition of Liberty Bell Bank through a merger of Liberty Bell Bank with the Registrant’s wholly-owned subsidiary, The Bank of Delmarva, with The Bank of Delmarva being the surviving entity. On November 15, 2019, the Registrant consummated a share exchange with Virginia Partners Bank, pursuant to which Virginia Partners Bank became a wholly-owned subsidiary of the Registrant. Effective August 19, 2020, the Registrant changed its name from Delmar Bancorp to Partners Bancorp.

Effective November 30, 2023, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 22, 2023, by and between LINKBANCORP, Inc., a Pennsylvania corporation (“LINK”), and the Registrant, the Registrant merged with and into LINK (the “Merger”), with LINK continuing as the surviving corporation, and as successor in interest to the Registrant.

As a result of the Merger, LINK, as successor in interest to the Registrant, terminates any and all offerings of Registrant’s securities and interests pursuant to the Registration Statements and deregisters any and all securities and interests registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor by merger to Partners Bancorp) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, Commonwealth of Pennsylvania, on this 6th day of December, 2023.
LINKBANCORP, INC., a Pennsylvania corporation As successor by merger to Partners Bancorp, a Maryland corporation

By:	/s/ Carl Lundblad
Name: Carl Lundblad Title: President
No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.